Exhibit 99.1

STORE Capital’s July Rent Collections Increase to 85%

April, May, June Collections Also Higher from Last Reports

Company to Report Second Quarter 2020 Financial Results on August 5, 2020

SCOTTSDALE, Ariz., July 20, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced an update on July rent collections.

As of July 17, STORE Capital has received rent payments representing 85% of contractual base rent and interest on active contracts for the month of July. Deferral arrangements have been reached with the majority of the remaining tenants, with all but 2% of July contractual base rent and interest now resolved. The increase in collections was principally driven by higher rent collected from tenants in the restaurant, furniture, and education sectors. Based on recent payments, the Company has now received 71%, 68%, and 78% of April, May, and June base rent and interest, respectively, representing an aggregate second quarter cash rent collection of just over 72%.

“We are proud of our team who have been working closely with tenants throughout the pandemic and encouraged by the uptrend in collections in both June and July,” said Christopher Volk, Chief Executive Officer of STORE Capital. “During July, no new tenants received lease deferrals, and elevated rent collections occurred in concert with continued business re-openings. Based upon a tenant survey we conducted over the past week, we estimate that 92% of our locations are currently open for business, including the most recently mandated business closures, which is slightly ahead of where we were in June. However, the mix of open businesses has altered, with some sectors, such as education, demonstrating promising trends, and with a few sectors facing renewed closure mandates in certain markets.”

Volk continued, “We estimate that nearly 90% of our contractual base rent and interest is from tenants located in markets exhibiting low COVID case levels. In areas of the country with higher COVID penetration, we generally have low exposure to the industry sectors that have been subject to renewed closure mandates. This limited sensitivity is a reflection of our tenant, geographic, and sector diversity which is the hallmark of our investment strategy.”

STORE Capital Corporation

Second Quarter Financial Results

STORE Capital will release financial results for the second quarter ended June 30, 2020 before the market opens on Wednesday, August 5, 2020. A conference call and audio webcast will be held later that day at 12:00 p.m. Eastern Time/9:00 a.m. Scottsdale, Arizona Time, to discuss the results and answer analyst and investor questions.

•	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
•	Conference call replay available through August 19, 2020: 877-344-7529 (domestic) or 412-317-0088 (international)
•	Replay access code: 10146173
•	Live and archived webcast: http://ir.storecapital.com/CustomPage/Index?KeyGenPage=350222

Participants can pre-register for the conference call to expedite entry into the call and avoid the need to speak to an operator. To pre-register, please visit http://dpregister.com/10146173 and enter your contact information any time prior to the start of the call on August 5, 2020. You will then receive a personalized phone number and PIN to dial into the live conference call.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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